Exhibit 99.1
News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran	Catherine Graham
Sr. Dir., Corporate Communications	EVP & Chief Financial Officer
703.653.2248	703.653.3155
bhalloran@orcc.com	cgraham@orcc.com
ONLINE RESOURCES FILES PROXY TO INCREASE EQUITY PLAN SHARES
Stockholders Asked to Authorize Additional 800,000 Shares at November 24, 2009 Meeting
CHANTILLY, Va., October 29, 2009 — Online Resources Corporation (Nasdaq: ORCC), a leading provider of online financial services, today announced that it has filed a Definitive Proxy Statement on Schedule 14A with the Securities and Exchange Commission (“SEC”). This Proxy Statement asks stockholders to authorize an additional 800,000 shares for the Company’s Amended and Restated 2005 Restricted Stock and Option Plan (the “Plan”) at a special meeting of stockholders to be held on November 24, 2009. Stockholder approval of this proposal would bring the total number of shares authorized under the Plan to 4.3 million.
The Company simultaneously filed with the SEC a copy of the Plan, as proposed, as an exhibit to Form 8-K.
About Online Resources
Online Resources (Nasdaq: ORCC) powers financial interactions between millions of consumers and the company’s financial institution and biller clients. Backed by its proprietary payments gateway that links banks directly with billers, the company provides web and phone-based financial services, electronic payments and marketing services to drive consumer adoption. Founded in 1989, Online Resources has been recognized for its high growth and product innovation. It is the largest financial technology provider dedicated to the online channel. For more information, visit www.orcc.com.
This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.